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Exhibit 10.34

LETTER OF AGREEMENT
among
NORTHWEST AIRLINES CORPORATION
NEWBRIDGE PARENT CORPORATION
and NORTHWEST AIRLINES, INC.
and the
AIR LINE PILOTS
in the service of
NORTHWEST AIRLINES, INC.
as represented by the
AIR LINE PILOTS ASSOCIATION, INTERNATIONAL

1998 PILOTS STOCK OPTION PLAN

        THIS LETTER OF AGREEMENT is made and entered into in accordance with the provisions of Title II of the Railway Labor Act, as amended, by and among Northwest Airlines Corporation ("NWA Corp."), Newbridge Parent Corporation ("Newbridge"), Northwest Airlines, Inc. ("Northwest Airlines") (collectively referred to as the "Company") and the Air Line Pilots in the service of the Company as represented by the Air Line Pilots Association, International (the "Association").

        The Company and the Association have agreed to adopt a pilot stock option plan to be known as "The Northwest Airlines Corporation 1998 Pilots Stock Option Plan" (the "Plan"), as set forth herein. The Plan grants pilots the opportunity to acquire shares of the common stock of NWA Corp. through the exercise of the stock options granted in accordance with the terms of this Plan. The Plan shall be part of the Pilots Agreement, become effective as of the execution date of the Plan and shall continue in full force and effect until all options under the Plan either have expired or have been exercised.

        The Company and the Association agree as follows:

        I.    DEFINITIONS

        The following terms shall be defined as set forth below for purposes of this Letter of Agreement:

          1.1    "Common Stock" shall mean the Common Stock, par value $0.01 per share, of NWA Corp.

          1.2    "Exercise Period" shall mean the period of time commencing on the date an Option becomes exercisable and ending on the day immediately preceding the tenth (10th) anniversary of such Option's Grant Date, when the Option expires.

          1.3    "Exercise Price" shall mean the price at which a share of Common Stock covered by an Option may be purchased as specified in Section 5.2 below.

          1.4    "Fair Market Value" shall mean the closing sale price of the Common Stock as reported on the Nasdaq National Market on the applicable Grant Date, or, in the absence of any sale on the applicable Grant Date, such closing sale price on the last previous day on which a sale was reported.

          1.5    "Grant Date" shall mean a date on which Options are awarded under the Plan. The "Initial Grant Date" shall be the execution date of the Plan; the "Second Grant Date" shall be the first anniversary of the Initial Grant Date; the "Third Grant Date" shall be the second anniversary of the Initial Grant Date; and the "Fourth Grant Date" shall be the third anniversary of the Initial Grant Date.

          1.6    "Option" shall mean an option to purchase shares of Common Stock granted pursuant to Article V below. All Options granted pursuant to the Plan shall be deemed "non-qualified" and are not intended to be incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or any successor thereto.

          1.7    "Participant" shall mean a Pilot employed by Northwest Airlines on the applicable Grant Date who receives an Option on such Grant Date pursuant to the allocation principles set forth on Appendix A.

          1.8    "Pilot" shall mean a pilot whose name appears on the Northwest Airlines Pilot System Seniority List, other than (i) a pilot who is an officer or director of NWA Corp. or Northwest Airlines and (ii) pilots who have assumed disability retirement status.

          1.9    "Pilots Agreement" shall mean the basic collective bargaining agreement together with all effective amendments, supplemental agreements, letters of agreement, and letters of understanding between Northwest Airlines and the Association in existence as of the execution date of this Plan and as may be amended or supplemented after that date.

        II.    ADMINISTRATION AND DISPUTE RESOLUTION

          2.1    Administration.    The Plan shall be administered by the Board of Directors of NWA Corp. (the "Board"). The Board may authorize and establish reasonable rules and regulations to implement and administer the Plan but shall take no action that is inconsistent with the provisions of either this Plan or the Pilot Agreement. The Board shall provide reasonable notice to and shall consult with the Association before issuing any rules or policies of general applicability to the Plan or the Participants.

          2.2    Dispute Resolution.    All disputes arising out of the Plan shall be subject to the grievance and System Board of Adjustment procedures of the Pilots Agreement.

        III.    COMMON STOCK SUBJECT TO THE PLAN

          3.1    Reservation of Common Stock.    The total number of shares of Common Stock reserved and available for distribution under the Plan shall be 2,500,000, subject to adjustment as provided in Section 3.2 and Section 3.3. Such shares of Common Stock may consist, in whole or in part, of either authorized and unissued shares or treasury shares.

          3.2    Certain Changes in Corporate Structure.    If NWA Corp. pays a stock dividend on the Common Stock, if shares of the Common Stock are split, combined, reclassified, changed into, or exchanged for, a different number or kind of securities of NWA Corp., or if shares of the Common Stock are changed into, or are exchanged for, any other class or series of capital stock or cash, securities or other property pursuant to a recapitalization, reclassification, merger, consolidation, or combination, then the Board shall make such adjustments as are necessary to reflect such change so as to prevent the diminution or enlargement of a Participant's rights under the Plan, including but not limited to, adjustments in the aggregate number of shares reserved for issuance under the Plan, and adjustments in the number and class of and/or price of shares subject to outstanding Options granted under the Plan; provided that the number of shares subject to any Option shall always be a whole number. (Numbers below .5 shall be rounded down and numbers of .5 or above shall be rounded up.)

          3.3    Adjustment of Other Employee Options.    In the event NWA Corp. adjusts any of the terms of any other outstanding employee stock options at any time during the Exercise Period as a result of an event described in Section 3.2 (including without limitation any adjustments in the exercise price or the number or class of shares issuable on exercise), then all unexercised Options under this Plan shall be adjusted in a manner that is no less favorable to holders of such Options than the adjustment provided to the holders of other employee stock options.

        IV.    ALLOCATION

        The number of whole shares of Common Stock with respect to which each Participant shall be awarded an Option on a Grant Date shall be determined in accordance with Appendix A to this Plan.

        V.    OPTIONS

          5.1    Grant.    On the Initial Grant Date, NWA Corp. shall award Options covering an aggregate of 1,000,000 shares of Common Stock to the Participants; and on each of the Second Grant Date, Third Grant Date and Fourth Grant Date, NWA Corp. shall award Options covering an aggregate of 500,000 shares of Common Stock to the Participants. A Participant's Option shall entitle the Participant to purchase from NWA Corp. the number of shares of Common Stock determined in accordance with Appendix A at the Exercise Price. The Options shall be evidenced by a letter agreement issued to each Participant, in a form determined by the Board, setting forth the Exercise Price, the number of shares subject to the Option and the Exercise Period.

          5.2    Exercise Price.    The Exercise Price for each share of Common Stock subject to an Option shall be the Fair Market Value of a share of Common Stock on the applicable Grant Date.

          5.3    Exercisability and Term.    An Option granted to a Participant shall be immediately exercisable on the first business day following the applicable Grant Date, and the Option shall expire on, and no shares of Common Stock may be purchased thereunder on or after, the tenth (10th) anniversary of the Grant Date of such Option.

          5.4    Method of Exercise.    To exercise an Option, the holder thereof must give irrevocable notice of exercise to the Secretary of NWA Corp. (or the Secretary's designated agent) in a form determined by the Board, identifying a whole number of shares of Common Stock (which shall not be less than the lesser of (a) 50 shares or (b) the number of shares then subject to such Option) with respect to which such Option is being exercised. The Exercise Price for the shares of Common Stock with respect to which the Option is being exercised (the "Aggregate Exercise Price") must be paid in full prior to issuance of the Common Stock.

          5.5    Withholding Taxes.    The Participant shall be required to pay to NWA Corp., or make arrangements satisfactory to NWA Corp. regarding the payment of, the amount of any foreign, federal (including FICA), state, or local taxes of any kind required by law to be withheld with respect to the grant or exercise of an Option.

          5.6    Payment.    Payment of the Aggregate Exercise Price and any tax withholding obligation must be made by cashier's check, through electronic funds transfer, or through a broker-assisted Option exercise program which NWA Corp. shall establish and the procedures of which the Board shall establish (the "Cashless Exercise Program"). No shares of Common Stock will be delivered to the Participant until all such amounts have been paid. The Participant will be responsible for all brokerage commissions, interest and other expenses, if any, associated with an exercise pursuant to the Cashless Exercise Program.

          5.7    Nontransferability.    An Option granted pursuant to the Plan shall not be transferable by the Participant except through the laws of descent and distribution and shall be exercisable during the Participant's lifetime only by such Participant. Notwithstanding the foregoing, the designation of a beneficiary by a Participant shall not constitute a transfer.

          5.8    Recordkeeping and Reporting.    NWA Corp. shall maintain an account statement for each Participant (an "Account Statement") that contains the following information: (a) the number of shares with respect to which each Option held by the Participant is unexercised, (b) the number of shares with respect to which each Option held by the Participant has been exercised, (c) the Exercise Price for each such Option, and (d) the Exercise Period for each such Option. NWA Corp. shall provide all holders of Options with a cumulative Account Statement (i) within thirty (30) days of the Initial Grant Date and (ii) within thirty (30) days of each anniversary of the Initial Grant Date until the expiration of the last Options.

          5.9    Exercise Prior to Expiration.    If on the last day of the applicable Exercise Period an Option is unexercised and an exercise of such Option would result in net proceeds (greater than $0) as defined in the following sentence, such Option shall be exercised pursuant to the Cashless Exercise Program. In the event of an exercise pursuant to this Section 5.9, NWA Corp. shall provide the Participant with a notice describing the terms of the exercise and shall provide the Participant with the net proceeds of the exercise (i.e., the gross proceeds less the Aggregate Exercise Price less the required tax withholding obligation less all brokerage commissions, interest and other expenses associated with the exercise pursuant to the Cashless Exercise Program).

        VI.    SEPARATION OF EMPLOYMENT OR DEATH

        If a Participant separates from employment with Northwest Airlines during the Exercise Period, any Options held by the Participant at the time of such separation of employment shall continue to be exercisable during the applicable Exercise Periods. If a

Participant dies during the Exercise Period, any Options held by the Participant at death shall be exercisable by the Participant's estate or beneficiaries during the applicable Exercise Periods.

        VII.    COMPLIANCE WITH THE SECURITIES ACT

        On or before the Grant Date, NWA Corp. shall file a Registration Statement on Form S-8 (a "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act") covering the Common Stock to be offered pursuant to the Plan and will use its best efforts to maintain the effectiveness of such Registration Statement at all times necessary to permit holders of Options to exercise them. In the event there is no Registration Statement on file, the Participant, by acceptance of any Option granted under the Plan, will represent and warrant to NWA Corp. that the purchase or receipt of shares of Common Stock upon the exercise thereof will be for investment and not with a view to distribution.

        NWA Corp. shall take all actions necessary and appropriate to satisfy applicable provisions of the Securities Act, the Securities Exchange Act of 1934, as amended, state securities laws, rules and regulations under any of the foregoing and applicable requirements of any securities exchange upon which NWA Corp.'s Common Stock is listed.

        NWA Corp. may endorse an appropriate legend referring to the foregoing restrictions upon the certificate or certificates representing any shares of Common Stock issued or transferred to a Participant upon the exercise of any Option granted under the Plan.

        VIII.    MISCELLANEOUS

          8.1    Amendments.    The Plan may only be amended or modified in a written agreement among the Association, Northwest Airlines, Newbridge and NWA Corp.

          8.2    Governing Law.    This Agreement and the Plan, to the extent not preempted by federal securities laws, shall be governed by and construed in accordance with the Railway Labor Act and the internal laws of the State of Minnesota without regard to the choice of law principles thereof.

          8.3    No Employment Rights.    The establishment of the Plan and participation in the Plan shall not confer upon any Participant any right to continued employment with the Company, nor, subject to the Pilots Agreement, shall it interfere in any way with the right of the Company to terminate the employment of any Participant at any time.

          8.4    Unfunded Status of the Plan.    The Plan is intended to constitute an "unfunded" plan. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

          8.5    Effect of Income Realized by Participant.    The income realized through the exercise of an Option shall not be taken into account for purposes of calculating any benefit otherwise payable to a Participant under the terms of any employee benefit, compensation, pension or insurance plan, program or arrangement of the Company in which the Participant may participate from time to time.

          8.6    No Stockholder Rights.    Nothing in the Plan or in any Option granted under the Plan shall confer upon any Participant or his executors, administrators or legal representatives any of the rights of a stockholder of NWA Corp. with respect to the shares of Common Stock subject to an Option until such shares have been issued upon an exercise of the Option.

          8.7    Pilots Who Are Officers or Directors.    Any pilot who serves as a director or an officer of NWA Corp. or Northwest Airlines on any Grant Date (a "Proxy Pilot") shall receive, in lieu of the Option that the pilot would have received on such Grant Date, a stock appreciation right which (a) shall remain exercisable for ten (10) years following such Grant Date and (b) shall provide the pilot with net cash proceeds upon exercise equal to the net cash proceeds that the pilot would have received upon the exercise of the applicable Option. If a Proxy Pilot is eligible to participate in an equity-based compensation program for officers or directors, the Proxy Pilot shall make an election, on or before each Grant Date, either to receive the stock appreciation right described in the preceding sentence or to participate in the Company's equity-based compensation program for directors and officers during the twelve (12) months following such Grant Date.

          8.8    Effective Date and Term of the Plan.    The Plan shall become effective on the execution date of the Plan and shall remain in full force and effect through and including the expiration of the last Exercise Period.

        IN WITNESS WHEREOF, the parties have signed this Letter of Agreement as of this 13th day of September, 1998.

NORTHWEST AIRLINES CORPORATION	AIR LINE PILOTS ASSOCIATION INTERNATIONAL
/s/ Douglas M. Steenland, Executive Vice President, General Counsel & Sec.	/s/ J. Randolph Babbitt, President
NEWBRIDGE PARENT CORPORATION	/s/ William S. Zoller, Chairman
/s/ Douglas M. Steenland, Executive Vice President, General Counsel & Sec.	NWA MEC
NORTHWEST AIRLINES, INC.
/s/ Robert A. Brodin Vice President, Labor Relations—Flight

APPENDIX A:
OPTION ALLOCATION PRINCIPLES

NWA Corp. shall award Options on each Grant Date as follows:

        I.    DEFINITION AND ADMINISTRATIVE DESIGNATION

          1.1    "Hourly Wage Rate" shall mean the hourly wage rate applicable to a Pilot under Section 3 of the Pilots Agreement expressed as a number rounded to two decimal places. For the purposes of the allocation described in this Appendix only, however, the hourly wage rates for Pilots in their second through fourth year of longevity shall be calculated and stated as the percentage of Captain's pay for First Officers and Second Officers effective under Section 3-I of the Pilot Agreement beginning on the third anniversary of the execution date of the Pilots Agreement. (For example, the Hourly Wage Rate for First Officers in their second year of longevity shall be fifty percent (50%) of Captain's pay for purposes of this Appendix.)

          1.2    Administrative Designation.    The Options awarded on the Initial Grant Date shall be designated as the Series 1 Options; the Options awarded on the Second Grant Date shall be designated as the Series 2 Options; the Options awarded on the Third Grant Date shall be designated as the Series 3 Options; and the Options awarded on the Fourth Grant Date shall be designated as the Series 4 Options.

        II    SERIES 1 OPTIONS

          2.1    Participants.    All Pilots (as defined in Section 1.8 of the Plan) on the execution date of the Plan shall be Participants eligible to receive a Series 1 Option on the Initial Grant Date (the "Series 1 Participants").

          2.2    Allocation.    On the Initial Grant Date, NWA Corp. shall award each Series 1 Participant an Option to purchase a whole number of shares of Common Stock which equals 1,000,000 multiplied by a fraction, the numerator of which is the Participant's Hourly Wage Rate on the execution date of the Pilots Agreement and the denominator of which is the aggregate sum of the Hourly Wage Rates applicable to each Series 1 Participant on the execution date of the Pilots Agreement. All fractional shares of Common Stock that result from this allocation shall be allocated pursuant to Section 2.3 of this Appendix.

          2.3    Fractions.    All fractional shares of Common Stock that result from the allocation described in Section 2.2 of this Appendix shall be aggregated into a fractional share pool (the "Fractional Pool"), and one share of Common Stock from the Fractional Pool shall be allocated to each Participant's Option in inverse seniority order until the Fractional Pool is exhausted.

        III.    SERIES 2, SERIES 3 AND SERIES 4 OPTIONS

          3.1    Participants and Allocation.    The Association shall determine the number of whole shares of Common Stock with respect to which each Participant shall be awarded an Option on each subsequent Grant Date and shall provide NWA Corp. with a statement of the formula governing such allocations no later than ninety (90) days prior to the Second Grant Date.

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1998 PILOTS STOCK OPTION PLAN
APPENDIX A: OPTION ALLOCATION PRINCIPLES